Exhibit 99.1

Market Share Gains and Improved Profitability Drive Strong Second-Quarter Results for RXO

•Full truckload volume improved every month and grew by 2% year over year in the second quarter, outperforming the market.
•Achieved an 11% sequential increase in gross profit per load, the highest growth rate in four years, driven by Brokerage full-truckload spot mix of 42%.
•Strength across Complementary Services, including 3% year-over-year stop growth in Last Mile.
•Expect positive Brokerage trends to continue in the third quarter, with anticipated volume and gross profit per load growth both sequentially and year-over-year.

CHARLOTTE, N.C. – August 6, 2026 – RXO (NYSE: RXO) today reported its second-quarter financial results and third-quarter outlook.
RXO Chairman and CEO Drew Wilkerson said, “RXO delivered strong second-quarter results, including profitable volume growth across the business. In Brokerage, we outperformed the market sooner than our previously communicated expectations, with truckload volume growth of 2 percent. We also achieved another historic sequential increase in gross profit per load, the best in four years, primarily driven by a 900-basis-point sequential increase in truckload spot mix. In Complementary Services, Last Mile gained market share and grew stops by 3 percent. Managed Transportation won approximately $100 million in additional freight under management.”

Wilkerson continued, “Importantly, we achieved these results with strong carrier vetting and cargo security practices, which were recently recognized with awards from both CargoNet and FreightWaves. We have strong momentum and anticipate that Brokerage will continue to deliver volume and gross profit-per-load growth in the third quarter. RXO is the broker of choice for spot activity, special projects and mini-bids. We’re in the early stages of a recovery. This is the part of the freight cycle where RXO’s unique algorithm drives differentiated results.”

Companywide Results
RXO’s revenue was $1.8 billion for the second quarter, compared to $1.4 billion in the second quarter of 2025. Gross margin was 13.9%, compared to 17.8% in the second quarter of 2025.
The company reported a second-quarter 2026 GAAP net loss of $9 million, compared to a net loss of $9 million in the second quarter of 2025. The second-quarter 2026 GAAP net loss included $13 million in transaction, integration, restructuring and other costs. Adjusted net income in the quarter was $10 million, compared to adjusted net income of $7 million in the second quarter of 2025.
Adjusted EBITDA was $40 million, compared to $38 million in the second quarter of 2025. Adjusted EBITDA margin was 2.3%, compared to 2.7% in the second quarter of 2025.
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GAAP earnings per share were impacted $0.11, net of tax, by transaction, integration, restructuring and other costs, and amortization of intangibles. For the second quarter, RXO reported a GAAP diluted loss per share of $0.05. Adjusted diluted earnings per share was $0.06.
Brokerage
Volume in RXO’s Brokerage business increased by 2% year over year in the second quarter. Truckload volume increased by 2% and less-than-truckload volume increased by 3%. Full truckload volume improved every month throughout the quarter.

Truckload spot mix was 42% of volume in the quarter, up from 33% in the first quarter of 2026, helping to drive the largest sequential gross profit per load growth rate in four years. Truckload spot mix grew by 1,500 basis points year over year.
Brokerage gross margin was 10.7% in the second quarter.
Complementary Services
Managed Transportation was awarded approximately $100 million of freight under management in the second quarter.

Last Mile stops increased by 3% year over year as a result of market share gains.
RXO’s complementary services gross margin was 21.1% for the quarter.
Third-Quarter Outlook
RXO expects third-quarter 2026 adjusted EBITDA to be between $35 million and $45 million.
In Brokerage, the company expects overall volume growth to increase by a low-to-mid-single-digit percentage year over year. The company expects truckload gross profit per load to increase sequentially.
Conference Call
The company will hold a conference call and webcast on Thursday, August 6 at 8 a.m. Eastern Daylight Time. Participants can call in toll-free (from U.S./Canada) at +1 833-461-5787; international callers dial +1 585-542-9983. The meeting ID is 501829031. A live webcast of the conference call will be available on the investor relations area of the company’s website, http://investors.rxo.com.

A replay of the webcast will be available at http://investors.rxo.com for one year following the event.
About RXO
RXO (NYSE: RXO) is a leading provider of asset-light transportation solutions. RXO offers tech-enabled truck brokerage services together with complementary solutions including managed transportation and last mile delivery. The company combines massive capacity and cutting-edge technology to move freight efficiently through supply chains across North America. The company is headquartered in Charlotte, N.C. Visit  RXO.com  for more information and connect with RXO on Facebook, X, LinkedIn, Instagram and YouTube.
Media Contact
Nina Reinhardt
nina.reinhardt@rxo.com

Investor Contact
Kevin Sterling
kevin.sterling@rxo.com

RXO 2Q 2026 Earnings Press Release | 2

Non-GAAP Financial Measures
We provide reconciliations of the non-GAAP financial measures contained in this release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.
The non-GAAP financial measures in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”); adjusted EBITDA margin; and adjusted net income (loss) and adjusted diluted income (loss) per share (“adjusted EPS”).
We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.
Adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating RXO’s ongoing performance.
We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe that adjusted net income (loss) and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables, and thereby may assist investors with comparisons to prior periods and assessing trends in our underlying business.
With respect to our financial outlook for the third quarter of 2026 adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from this non-GAAP measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.
Forward-looking Statements
This release includes forward-looking statements, including statements relating to the freight market, our outlook and anticipated third-quarter results. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.
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These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: competition and pricing pressures; economic conditions generally; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; our ability to integrate machine learning and artificial technologies to deliver our services and operate our business; issues related to our intellectual property rights; our ability to access the capital markets and generate sufficient cash flow to satisfy our debt obligations; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; and the impact of the separation on our businesses, operations and results. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

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RXO, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025	2026	2025
Revenue	$1,774	$1,419	$3,199	$2,852
Cost of transportation and services (exclusive of depreciation and amortization)	1,472	1,118	2,643	2,271
Direct operating expense (exclusive of depreciation and amortization)	53	47	103	95
Sales, general and administrative expense	211	214	408	424
Depreciation and amortization expense	26	30	52	62
Transaction and integration costs	4	7	6	13
Restructuring costs	7	3	14	17
Operating income (loss)	$1	$—	$(27)	$(30)
Other expense	—	2	1	2
Debt extinguishment loss	—	—	11	—
Interest expense, net	9	8	18	17
Loss before income taxes	$(8)	$(10)	$(57)	$(49)
Income tax provision (benefit)	1	(1)	(12)	(9)
Net loss	$(9)	$(9)	$(45)	$(40)

Loss per share
Basic	$(0.05)	$(0.05)	$(0.27)	$(0.24)
Diluted	$(0.05)	$(0.05)	$(0.27)	$(0.24)

Weighted-average common shares outstanding
Basic	169,646	168,525	169,377	168,275
Diluted	169,646	168,525	169,377	168,275
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RXO, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$15	$17
Accounts receivable, net of $15 and $16 in allowances, respectively	1,444	1,226
Other current assets	97	74
Total current assets	1,556	1,317
Long-term assets
Property and equipment, net of $412 and $381 in accumulated depreciation, respectively	126	134
Operating lease assets	205	238
Goodwill	1,111	1,111
Identifiable intangible assets, net of $184 and $164 in accumulated amortization, respectively	432	453
Other long-term assets	29	24
Total long-term assets	1,903	1,960
Total assets	$3,459	$3,277
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$713	$539
Accrued expenses	404	397
Short-term debt and current maturities of long-term debt	36	17
Short-term operating lease liabilities	66	75
Other current liabilities	8	10
Total current liabilities	1,227	1,038
Long-term liabilities
Long-term debt and obligations under finance leases	459	387
Deferred tax liabilities	35	51
Long-term operating lease liabilities	167	191
Other long-term liabilities	65	69
Total long-term liabilities	726	698
Commitments and Contingencies
Equity
Preferred stock, $0.01 par value; 10,000 shares authorized; 0 shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value; 300,000 shares authorized; 164,920 and 164,160 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	1,940	1,929
Accumulated deficit	(429)	(384)
Accumulated other comprehensive loss	(7)	(6)
Total equity	1,506	1,541
Total liabilities and equity	$3,459	$3,277

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RXO, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In millions)	2026	2025
Operating activities
Net loss	$(45)	$(40)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization expense	52	62
Stock compensation expense	14	14
Deferred tax benefit	(15)	(13)
Impairment of operating lease assets	2	4
Debt extinguishment loss	11	—
Other	5	6
Changes in assets and liabilities
Accounts receivable	(223)	159
Other current assets and other long-term assets	(26)	(7)
Accounts payable	179	(93)
Accrued expenses, other current liabilities and other long-term liabilities	(1)	(71)
Net cash provided by (used in) operating activities	(47)	21
Investing activities
Payment for purchases of property and equipment	(29)	(29)
Proceeds from sale of property and equipment	—	1
Business acquisition, net of cash acquired	—	(10)
Other	—	(5)
Net cash used in investing activities	(29)	(43)
Financing activities
Proceeds from borrowings on revolving credit facilities	656	261
Repayment of borrowings on revolving credit facilities	(607)	(227)
Proceeds from issuance of debt	400	—
Repurchase of debt	(362)	—
Repayment of debt and finance leases	(1)	(1)
Payment for debt issuance costs	(9)	—
Payment for equity issuance costs	—	(1)
Payment for tax withholdings related to vesting of stock compensation awards	(3)	(18)
Other	—	(10)
Net cash provided by financing activities	74	4
Effect of exchange rates on cash, cash equivalents and restricted cash	—	2
Net decrease in cash, cash equivalents and restricted cash	(2)	(16)
Cash, cash equivalents, and restricted cash, beginning of period	18	35
Cash, cash equivalents, and restricted cash, end of period	$16	$19
Supplemental disclosure of cash flow information:
Leased assets obtained in exchange for new operating lease liabilities	$19	$22
Cash paid for income taxes, net	5	4
Cash paid for interest, net	11	16
Purchases of property and equipment in accounts payable, accrued expenses and other liabilities	2	10
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RXO, Inc.
Revenue Disaggregated by Service Offering
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
Revenue
Truck brokerage	$1,349	$1,025	$2,446	$2,092
Last mile	344	315	609	593
Managed transportation	144	142	267	279
Eliminations	(63)	(63)	(123)	(112)
Total	$1,774	$1,419	$3,199	$2,852
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RXO, Inc.
Reconciliation of Net Loss to Adjusted EBITDA and Adjusted EBITDA Margin
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(9)	$(9)	$(45)	$(40)
Interest expense, net	9	8	18	17
Income tax provision (benefit)	1	(1)	(12)	(9)
Depreciation and amortization expense	26	30	52	62
Transaction and integration costs	4	7	6	13
Restructuring and other costs	9	3	16	17
Debt extinguishment loss	—	—	11	—
Adjusted EBITDA (1)	$40	$38	$46	$60

Revenue	$1,774	$1,419	$3,199	$2,852
Adjusted EBITDA margin (1) (2)	2.3%	2.7%	1.4%	2.1%

(1)See the “Non-GAAP Financial Measures” section of the press release.
(2)Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

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RXO, Inc.
Reconciliation of Net Loss to Adjusted Net Income (Loss) and Adjusted Diluted Income (Loss) Per Share
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, shares in thousands, except per share amounts)	2026	2025	2026	2025
Reconciliation of Net Loss to Adjusted Net Income (Loss) and Adjusted Diluted Income (Loss) Per Share
Net loss	$(9)	$(9)	$(45)	$(40)
Amortization of intangible assets	11	11	21	26
Transaction and integration costs	4	7	6	13
Restructuring and other costs	9	3	16	17
Debt extinguishment loss	—	—	11	—
Income tax associated with adjustments above (1)	(5)	(5)	(12)	(14)
Discrete tax item	—	—	(3)	—
Adjusted net income (loss) (2)	$10	$7	$(6)	$2

Adjusted diluted income (loss) per share (2)	$0.06	$0.04	$(0.04)	$0.01

Weighted-average common shares outstanding
Diluted	171,743	169,077	169,377	169,143

(1)The tax impact of non-GAAP adjustments represents the tax benefit (expense) calculated using the applicable statutory tax rate that would have been incurred had these adjustments been excluded from net loss. Our estimated tax rate on non-GAAP adjustments may differ from our GAAP tax rate due to differences in the methodologies applied.
(2)See the “Non-GAAP Financial Measures” section of the press release.

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RXO, Inc.
Calculation of Gross Margin and Gross Margin as a Percentage of Revenue
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2026	2025	2026	2025
Revenue
Truck brokerage	$1,349	$1,025	$2,446	$2,092
Complementary services (1)	488	457	876	872
Eliminations	(63)	(63)	(123)	(112)
Revenue	$1,774	$1,419	$3,199	$2,852

Cost of transportation and services (exclusive of depreciation and amortization)
Truck brokerage	$1,205	$877	$2,176	$1,801
Complementary services (1)	330	304	590	582
Eliminations	(63)	(63)	(123)	(112)
Cost of transportation and services (exclusive of depreciation and amortization)	$1,472	$1,118	$2,643	$2,271

Direct operating expense (exclusive of depreciation and amortization)
Truck brokerage	$—	$—	$1	$1
Complementary services (1)	53	47	102	94
Direct operating expense (exclusive of depreciation and amortization)	$53	$47	$103	$95

Direct depreciation and amortization expense
Truck brokerage	$—	$—	$—	$—
Complementary services (1)	2	2	4	5
Direct depreciation and amortization expense	$2	$2	$4	$5

Gross margin
Truck brokerage	$144	$148	$269	$290
Complementary services (1)	103	104	180	191
Gross margin	$247	$252	$449	$481

Gross margin as a percentage of revenue
Truck brokerage	10.7%	14.4%	11.0%	13.9%
Complementary services (1)	21.1%	22.8%	20.5%	21.9%
Gross margin as a percentage of revenue	13.9%	17.8%	14.0%	16.9%

(1)Complementary services include last mile and managed transportation services.
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